EXHIBIT 10.2

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
AMENDMENT NO. 3
THIS INSTRUMENT is made as of the 21st day of November, 2011, by the ERISA Management Committee (the “Committee”) of The New York Times Company (the “Company”).
W I T N E S S E T H
WHEREAS, the Company maintains The New York Times Company Supplemental Executive Savings Plan, as amended from time to time (the “Plan”), for the benefit of its eligible employees; and
WHEREAS, pursuant to Section 7.2 of the Plan, the Committee is authorized to adopt administrative amendments that do not result in a change of benefits; and
WHEREAS, the Committee desires to amend the Plan, effective January 1, 2011, to clarify the calculation of certain contribution amounts and the timing of certain distributions;
NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2011, as follows:
1.    Section 3.1 is hereby amended by adding the following to the end of the second paragraph (regarding Supplemental Contributions to the Account of a Participant who incurred a Separation from Service) thereof:
“In calculating the amount of a Supplemental Contribution to be made to the Account of a Participant who has already incurred a Separation from Service, the Supplemental Contribution shall be limited by Section 4.2, if applicable, with the term “Account” in Section 4.2(b) meaning the sum of the value of the Account as of the date of the Separation from Service, plus the amount of the accrued Supplemental Contribution attributable to the calendar year in which the Participant separated from service.”
2.    Section 3.2 is hereby amended by adding the following to the end of the second paragraph (regarding Transition Credits to the Account of a Participant who incurred a Separation from Service) thereof:

“In calculating the amount of a Transition Credit to be made to the Account of a Participant who has already incurred a Separation from Service, the Transition Credit shall be limited by Section 4.2, if applicable, with the term “Account” in Section 4.2(b) meaning the sum of the value of the Account as of the date of the Separation from Service, plus the amount of the accrued Transition Credit attributable to the calendar year in which the Participant separated from service.”
3.    Section 4.2 is hereby amended by adding the following sentence to the beginning of Section 4.2:
“Notwithstanding anything else herein to the contrary, Section 4.2 shall only apply to Participants who were participants in SERP I on December 31, 2009”
4.    Section 4.3 is hereby amended by deleting the first paragraph thereof and replacing it with the following:
“A Participant who is vested in his Account on the date he incurs a Termination from Employment shall receive a lump sum payment equal to the value of his Account, as adjusted under Section 4.2 of the Plan, if applicable, within 90 days following the date of the Participant’s Termination from Employment. If such Participant’s Account is credited with a Supplemental Contribution (under Section 3.1) or a Transition Credit (under Section 3.2) after the date of distribution, such additional amount shall be paid to the Participant in a lump sum within 90 days following the date on which such additional amount is credited to the Participant’s Account.”
IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by a duly authorized member as of the date first set forth above.

ERISA MANAGEMENT COMMITTEE

By:	/s/ R. Anthony Benten
R. Anthony Benten
Chairman

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